EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports Record Second Quarter 2005 Earnings

Bangor, Maine, July 22, 2005: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB), the parent company of Merrill Merchants Bank, reported record net income of $1.4 million for the three months ended June 30, 2005, a 14% increase over the same period last year. The Company reported diluted earnings per share of $0.39 for the second quarter of 2005, a 15% increase over 2004’s second quarter earnings per share of $0.34.

The Company reported net income of $2.6 million or earnings per share of $0.76 on a fully diluted basis for the six months ended June 30, 2005, compared to $2.3 million or earnings per share of $0.66 for the same period last year.

Balance Sheet. The Company’s consolidated assets were $392.6 million at June 30, 2005, an increase of $32.3 million or 9% from the same date a year ago. Comparing June 30, 2005 and 2004, total loans grew $28.2 million or 10%. Consumer real estate lending was strong with construction balances increasing 23%, home equity balances growing 25% and residential mortgages up 4%. The commercial and commercial real estate portfolio grew at a rate of 9% and consumer loans increased 9% from a year ago.

Total deposits were $314.7 million at June 30, 2005 versus $287.6 million a year ago, representing growth of $27.1 million or 9%. Savings account balances increased $8.3 million or 19% due to offering a premium interest rate savings product. Comparing June 30, 2005 and 2004, checking accounts increased 7%, brokered deposits increased 16%, retail certificates of deposit increased 2% and money market balances increased 11%.

Net Income. The Company’s net income for the six months ended June 30, 2005 amounted to $2.6 million compared to $2.3 million for the same period in 2004, an increase of 13%. Return on average equity increased to 16.61% for the first six months of 2005 compared to 15.24% last year and return on average assets increased to 1.41% from 1.33%.

Net income for the three months ended June 30, 2005 increased $171,000 or 14% compared with the same period in 2004. Return on assets and return on equity were 1.44% and 17.07%, respectively, for the second quarter of 2005 compared to return on assets of 1.35% and return on equity of 15.73% for the same period in 2004.

Net Interest Income. Net interest income increased $854,000, or 13%, for the six months ended June 30, 2005 to $7.5 million. The increase was driven by $23.6 million of growth in average earning assets for the six months of 2005 compared to the same period in 2004 combined with an increase in the net interest margin to 4.19% from 3.96% for the six months ended 2004. Net interest income for the second quarter of 2005 increased 14% to $3.9 million and the net interest margin increased to 4.24% for the second quarter of 2005 compared to 3.98% for the same period last year.

Non-Interest Income. Non-interest income was $2.6 million for the six months ended June 30, 2005, an increase of $72,000 compared to the same period in 2004. The 3% increase in non-interest income was due to a $106,000 gain on the sale of our credit card portfolio, increases in trust fees of $91,000, increases in other fees of $87,000 and increases in other service charges and fees of $36,000. Mortgage sale gains declined by $209,000 as residential loan refinancing volume is significantly lower this year and investment security gains decreased $46,000 from a year ago.

Non-interest income was $1.3 million for the second quarter of 2005, a decline of $17,000 from the same period in 2004. Gains on mortgage sales declined 38% while other service charges and fees increased 7%, other fees increased 47% and trust fees grew 9%.

Non-Interest Expense. Non-interest expense totaled $5.9 million for the six months ended June 30, 2005 compared to $5.5 million for the same period last year. The increase in non-interest expense of $438,000, or 8%, was due to increases in personnel costs of 7%, occupancy costs of 15% and other expenses of 12%.

Non-interest expense increased $183,000, or 7%, to $3.0 million for the second quarter of 2005 compared to the second quarter of 2004. The increase was the result of an increase in other expenses of 15%, an increase in personnel costs of 4% and a decline in data processing expenses of 14%.

Shareholders’ Equity. At June 30, 2005, shareholders’ equity totaled $32.6 million. The net increase of $1.2 million for the first six months of 2005 was attributable to: net income of $2.6 million; less cash dividends of $1.1 million and share repurchases of $119,000. The Company declared a second quarter cash dividend of $.16 per share on the Company’s common stock. This was an increase of 18% over last year’s second quarter dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5% of its outstanding shares of common stock. As of June 30, 2005, 22,137 shares had been repurchased under the program. Repurchases will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands except per share data)	2005	2004	2005	2004
Interest income	$5,503	$4,563	$10,562	$8,969
Interest expense	1,635	1,176	3,072	2,333
Net interest income	3,868	3,387	7,490	6,636
Provision for loan losses	100	84	194	168
Non-interest income	1,287	1,304	2,595	2,523
Non-interest expense	2,998	2,815	5,928	5,490
Income before income taxes	2,057	1,792	3,963	3,501
Income taxes	692	598	1,341	1,184
Net income	$1,365	$1,194	$2,622	$2,317

Per share data
Basic earnings per common share (1)	$0.40	$0.34	$0.76	$0.66
Diluted earnings per common share (1)	$0.39	$0.34	$0.76	$0.66

(1)	Adjusted to reflect the 3% stock dividend in March 2005.

SELECTED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,		December 31,
(In thousands)	2005	2004	2004
Total assets	$392,590	$360,307	$368,690
Loans receivable, net	296,711	268,827	279,122
Loans held for sale	995	693	617
Investment securities	64,842	68,188	66,099
Deposits	314,712	287,635	299,782
Shareholders’ equity	32,557	29,814	31,329

Off-Balance Sheet
Trust assets under management	349,642	335,987	356,436
Mortgage servicing portfolio	129,831	114,434	122,125

OTHER SELECTED CONSOLIDATED DATA
(Unaudited)

	At or for the Three Months		At or for the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Return on average assets (1)	1.44%	1.35%	1.41%	1.33%
Return on average equity (1)	17.07%	15.73%	16.61%	15.24%
Leverage ratio	8.42%	8.25%	8.42%	8.25%
Net interest margin (1)	4.24%	3.98%	4.19%	3.96%
Non-performing assets to total assets	0.44%	0.03%	0.44%	0.03%
Net loan charge-offs to average net loans (1)	0.03%	0.04%	0.02%	0.04%
Allowance for loan losses to total loans	1.34%	1.38%	1.34%	1.38%
Number of shares outstanding (2)	3,435,071	3,457,805	3,435,071	3,457,805
Weighted-average shares outstanding-diluted (2)	3,465,781	3,522,243	3,468,075	3,522,243
Book value per share (2)	$9.48	$8.62	$9.48	$8.62

(1)	Computed on an annualized basis.
(2)	Adjusted to reflect the 3% stock dividend in March 2005.

This press release and the documents incorporated by reference herein contain certain forward-looking statements. These forward-looking statements may be contained in this press release, quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,”“could,”“should,”“would,”“believe,”“anticipate,”“estimate,”“expect,”“intend,”“plan” and similar expressions are intended to identify forward-looking statements. In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800